UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2008

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

(a)      Agreements relating to China mine properties

On January 25, 2008, Wits Basin Precious Minerals Inc. (the “Registrant”) and its wholly owned subsidiary, China Global Mining Resources Ltd., a British Virgin Islands corporation (“CGMR”), entered into a letter agreement (the “Letter Agreement”) establishing a purchase price and payment schedule relating to that certain Equity and Asset Transfer Heads of Agreement dated May 4, 2007 (the “Heads of Agreement”) by and among Maanshan Zhaoyuan Mining Co., Ltd. and Xiao Nan Shan Mining Co., Ltd. and certain individual sellers, with respect to the purchase by CGMR of two iron ore mining properties located in the Anhui province of the People’s Republic of China, the Maanshan Zhaoyuan mine and Xiao Nan Shan mine, and certain other related assets.

Under the Heads of Agreement, the purchase price was dependent upon proven tonnage of the Maanshan and Xiao Nan Shan mines. The Letter Agreement sets the purchase price at 620,000,000 Chinese Remnimbi (approximately $86 million US), and requires that CGMR pay the purchase price in accordance with the following schedule: (1) 25% within 30 days following the verification that a permit has been obtained with respect to Xiao Nan Shan Mining Company; (2) 50% within 30 days of verification of a permit for additional reserves contiguous to the Xiao Nan Shan mine; and (3) 25% within 30 days following the verification of a permit for Maanshan Zhaoyuan Mining Co. The consummation of the transaction is subject to the completion of definitive agreements, receipt of various governmental approvals, the completion of due diligence, and satisfaction of certain indicated iron ore reserve requirements, among other conditions.

(b)       Amendment to Bates-Hunter Purchase Agreement

On September 20, 2006, the Registrant entered into that certain Asset Purchase Agreement by and between Registrant, Central City Mining Corp., George Otten, Hunter Gold Mining Corp. and Hunter Gold Mining Inc. (as amended on October 31, 2006, March 1, 2007 and May 31, 2007, the “Purchase Agreement”). The Registrant’s entry into the Purchase Agreement was disclosed by Registrant in a Current Report on Form 8-K filed on September 25, 2006.

On January 28, 2007, the parties to the Purchase Agreement entered into a Fourth Amendment to Purchase Agreement (the “Amendment”) relating to the modification or amendment of certain terms to the Purchase Agreement, including without limitation: (i) the incorporation of an acknowledgement of the parties that the Registrant has incurred to date approximately $2,500,000 in due diligence costs; (ii) an amendment to change the closing date of the Purchase Agreement from March 31, 2008 to June 30, 2008 (and to change the date upon which either party may terminate the agreement in the event a closing has not occurred as of such date to June 30, 2008); and (iii) an amendment to the purchase price so that a required cash payment of Registrant of $250,000 Canadian Dollars could be deferred and included in a promissory note to be issued at closing. Pursuant to the Amendment, all payments of principal and interest under such note can be deferred until the earlier of production on the property or January 2010. The Amendment is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)       Exhibits.

EXH	DESCRIPTION

10.1
Fourth Amendment to Asset Purchase Agreement dated January 14, 2008 by and among Wits Basin Precious Minerals Inc., Central City Mining Corp., George Otten, Hunter Gold Mining Corp. and Hunter Gold Mining Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: February 5, 2008	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH THIS REPORT

Ex. No.	Description
10.1
Fourth Amendment to Asset Purchase Agreement dated January 14, 2008 by and among Wits Basin Precious Minerals Inc., Central City Mining Corp., George Otten, Hunter Gold Mining Corp. and Hunter Gold Mining Inc.